Exhibit 10.1

Private and Confidential
To:    Laurent Potdevin
Dear Laurent:
Re:    Executive Employment Agreement
This Agreement contains the terms and conditions of our offer of employment in the position of Chief Executive Officer. This Agreement will take effect as of the Effective Date and will continue until terminated in accordance with its terms.
If you accept employment on the terms and conditions set out below, please execute this Agreement where indicated.
ARTICLE 1 - INTERPRETATION

1.01	Definitions
In this Agreement, unless something in the subject matter or context is inconsistent therewith:
“Affiliate” has the meaning attributed to such term in the Canada Business Corporations Act and includes each direct and indirect subsidiary of the Company and any other entities, including joint ventures and franchises, in which the Company has an interest.
“Agreement” means this agreement, including its recitals and schedules, as amended from time to time in accordance with Section 6.05.
“Approvals” means collectively, a Canadian work permit and all other necessary authorizations and approvals for the Executive to work in Canada.
“Base Salary” has the meaning attributed to such term in Section 3.01.
“Board” means the board of directors of the Company in office from time to time.
“Bonus Plan” means the Company’s Executive Bonus Plan, as amended by the Company from time to time, or any successor executive bonus plan adopted by the Company.
“Cause” means an act or failure to act which would constitute “just cause” at common law, and includes any of the following conduct by, or authorized or permitted by, the Executive: (a) violation of any contractual or common law duty to the Company; (b) the Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (c) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to the Executive’s obligations under this Agreement or otherwise relating to the business of Company; (d) the Executive’s material breach of this Agreement; or (e) the Executive’s failure to relocate his primary residence to the Vancouver, British Columbia, area within 120 days after the Approvals are granted. In the event of any of the foregoing, the Executive will have 15 days from receipt of written notice from the Company to cure the issue, if curable, which notice shall specifically identify the applicable Cause and how it shall be cured, and failure to timely effect such cure shall entitle the Company to terminate the Executive's employment for Cause.
“Company” means lululemon athletica inc., a Delaware corporation.
“Compensation Committee” means the compensation committee of the Board.
“Effective Date” of this Agreement means December 1, 2013.
“Executive” means Laurent Potdevin.
“Good Reason” means (a) any material adverse change in the Executive’s title or diminution of his responsibilities; (b) a reduction in the Executive’s Base Salary or Target Bonus; or (c) the Company’s breach of any of the other material terms of this Agreement; provided, however, that the Executive shall provide written notice to the Company of the grounds on which Good Reason is asserted and the Company shall have fifteen (15) days to cure the issue, if curable, and failure to timely effect such cure shall entitle the Executive to terminate his employment for Good Reason.
“Plan” means the Company’s 2007 Equity Incentive Plan, as amended from time to time, or any successor equity incentive plan adopted by the Company.
“Relocation” has the meaning attributed to such term in Section 2.03(2).
“Restrictive Covenant Agreement” has the meaning attributed to such term in Section 4.05.
“Start Date” means such date as the Executive and the Company agree, but in no even later than 15 days following the date the Approvals are granted.
“Termination Date” has the meaning attributed to such term in Section 5.01.
ARTICLE 2 - EMPLOYMENT

2.01	Employment
(1)    Subject to the terms and conditions of this Agreement, the Company will, commencing on the Start Date, employ the Executive in the position of Chief Executive Officer, on the terms and conditions set out herein; provided, however, that the Company may elect to appoint the Executive to the position of CEO-Designate for a reasonable transition period commencing on the Start Date and ending on such date as the Company and the Executive may agree.
(2)    The Executive will report to the Board.
(3)    The Executive will perform the duties and functions of a Chief Executive Officer of a corporation in a business and of a size similar to the Company and such other services and duties as may reasonably be assigned from time to time by the Board, subject always to the control and direction of the Board.

2.02	Term
The term of this Agreement will commence on the Effective Date and the Executive’s employment under this Agreement will commence on the Start Date and will continue for an indefinite period, subject to termination in accordance with the terms of this Agreement. From the Effective Date through the Start Date, the Executive agrees to perform services on behalf of the Company as agreed between the Executive and the Company and as permitted by applicable law.

2.03	Place of Employment/Affirmation for Approvals
(1)    Until the Relocation, the Executive will be based in Los Angeles, California. During the Executive’s employment with the Company, both before and after the Relocation, Executive’s position shall require frequent travel to Company’s offices and retail stores, wherever located, as directed by the Company. During the first year of the Executive’s employment, the Company agrees to give the Executive flexibility to travel to and from California, as reasonably necessary, provided it does not interfere with the Executive’s obligations under this Agreement.
(2)    As soon as practicable, but in any case within 120 days, after the Approvals are granted, the Executive will relocate the Executive’s primary residence to the Vancouver, British Columbia, area (the “Relocation”) and will perform the Executive’s work and services for the Company at the principal executive offices of the Company and the Executive will reside within a reasonable daily commuting distance of such offices.
(3)    The Executive warrants and affirms that there exist no circumstances with respect to the Executive’s professional or personal history that would prevent the Executive from obtaining the Approvals. The Company agrees to pay all costs and expenses in connection with processing and obtaining the Approvals for the Executive, including, without limitation, reimbursing the Executive if the Executive has to travel to Canada or engage the Executive’s own counsel as part of the process of obtaining the work permit.
ARTICLE 3 - REMUNERATION AND BENEFITS

3.01	Base Salary
The Company will pay the Executive a base salary (the “Base Salary”) at the rate of USD $900,000 per annum. The Base Salary will be payable in accordance with the Company’s usual payroll practices and dates, and subject to deductions required by law or authorized by the Executive, but shall be paid to the Executive in Canadian dollars after the Relocation, with the currency exchange rate being adjusted at the end of each fiscal quarter of the Company and remaining in effect for the subsequent fiscal quarter. The Executive will be eligible for an annual merit increase on or about March of each year, beginning in March 2015.

3.02	Bonus
(1)    The Executive will be eligible to receive an annual bonus pursuant to the terms and conditions of the Bonus Plan. The Executive’s bonus target under the Bonus Plan shall be 150% of Base Salary (the “Target Bonus”). Subject to the terms and conditions of the Bonus Plan, the Executive shall be eligible to earn the maximum payout level as provided in the Bonus Plan, which is currently between 0 - 200% of the Target Bonus annually based on achievement of the applicable goals and milestones established for the Executive, as determined by the Board in its discretion. For greater certainty, a maximum payout level under the Bonus Plan of 200% of a Target Bonus equal to 150% of Base Salary would equal a payout under the Bonus Plan equal to 300% of Base Salary.
(2)    In exchange for Executive accepting employment with the Company, Executive will paid a signing bonus of USD $200,000, less applicable tax and other withholdings within 15 days following the Start Date.
(3)    In exchange for Executive accepting employment with the Company and remaining employed for a period of 24 months from the Start Date (the “Retention Period”), the Company agrees to provide the Executive with a retention bonus in the amount of USD $1,650,000 (the “Retention Bonus”), less applicable tax and other withholdings. The Company will pay the Executive the Retention Bonus within 15 days of the Start Date, in advance of the Executive actually having remained employed for the Retention Period. Accordingly, the Retention Bonus is an advance of wages that the Executive has not yet earned. Because the Company is advancing this unearned Retention Bonus to the Executive in anticipation of retaining the Executive’s services for at least the Retention Period, in the event the Executive should voluntarily resign the Executive’s employment with the Company, other than for Good Reason, or such employment is terminated for Cause at any time prior to the end of the Retention Period, the Executive will reimburse the Company a pro-rata portion of the Retention Bonus, based on the number of completed months of employment (rounded upwards to the nearest whole month), within 30 days of the date of such resignation or termination date. Should the Executive be required to reimburse the Company for any portion of the Retention Bonus, the amount of the Retention Bonus shall be adjusted so that the Executive is paying back the pro-rata portion of the post-tax payment made to the Executive.

3.03	Onboarding Equity
On or about the Start Date, the Executive will be awarded a one-time grant of a number of restricted shares of the Company’s common stock equal to at least USD $2,000,000 as of effective date of such grant (the “Restricted Stock Bonus”), in accordance with the Plan and pursuant to the Company’s applicable agreements, practices and policies on granting restricted stock awards, including the Company’s standard restricted stock award agreement. The Restricted Stock Bonus will be subject to a three-year vesting period, with 1/3 of the award vesting on each of the first, second and third anniversaries of the Start Date if the Executive continues to be employed by the Company on each such vesting date.

3.04	Equity Incentives
(1)    As an employee of the Company, the Executive will be eligible for annual equity awards as determined by the Compensation Committee currently consisting of stock options and performance-based restricted stock units (“PSUs”), based on the Executive’s position.
(2)    The Executive will be awarded a grant of stock options to purchase shares of the Company’s common stock with a value of at least USD $675,000 as of the effective date of such grant (with such number of stock options determined on or about March 2014) (the “2014 Option Award”), with 50% of the 2014 Option Award to be granted on or about March 2014 and 50% of the 2014 Option Award to be granted on or about September 2014, in accordance with the Plan and pursuant to the Company’s applicable agreements, practices and policies on granting stock options, including the Company’s standard stock option agreement. The 2014 Option Award shall have a per share exercise price equal to the closing sale price of a share of the Company’s common stock as reported on the Nasdaq Global Select Market on the effective grant date. The 2014 Option Award will vest in equal instalments over three years on the anniversary of the effective grant date.
(3)    The Executive will be awarded a grant of PSUs with a target number of shares equal to at least USD $2,025,000 as of the effective date of such grant (with such number of PSUs determined on or about March 2014) with respect to the performance period consisting of the Company’s fiscal 2014, 2015 and 2016 years (the “2014 PSU Award”), which will be granted on or about March 2014, in accordance with the Plan and pursuant to the Company’s applicable agreements, practices and policies on granting PSU awards, including the Company’s standard PSU award agreement.
(4)    The Executive will be granted PSU awards and stock option awards in fiscal 2015 and 2016 with a value equal to or greater than the Executive’s fiscal 2014 awards.

3.05	Benefits
The Executive will be entitled to participate in all of the Company’s benefit plans generally available to its senior executives from time to time, including and without limitation, health, disability and death, subject to and in accordance with the terms and conditions of the applicable plans, subject to any express limitations by this Agreement or unless a greater benefit is expressly provided to the Executive under this Agreement. The Executive further acknowledges that the Company may amend or terminate the benefit plans from time to time, subject to the terms of Section 3.06(2).

3.06	Plan documents and right to change
(1)    Some of the compensation and benefit plans and programs referred to in this Agreement are governed by insurance contracts and other plan or policy documents, which will in all cases govern.
(2)    The Company reserves the right to amend, change or terminate any or all of its plans, programs, policies and benefits at any time for any reason without notice to the Executive, including without limitation bonus, commission, benefit, or compensation plans and programs. The Company shall not adopt any amendment or change any plan in a way that negatively impacts the Executive, unless such amendment or change is generally applicable to all other Company executives.

3.07	Vacation
The Executive will be entitled to accrue up to four weeks paid vacation each year. Such vacation entitlement will be pro-rated for any part of a year. The Executive will take such vacation at times having regard to the best interests of the Company pursuant to the Company’s vacation policy. Upon separation of employment, the Executive will be paid out for any accrued but unused vacation and the Executive agrees that any unearned advanced vacation may be deducted from the Executive’s final pay should the Executive’s employment with the Company end for any reason.

3.08	Relocation and Temporary Living Expenses
(1)    Contingent upon and following the Executive’s receipt of the Approvals, the Company will provide the Executive with the following:

(a)
Relocation services through a third party vendor as per the Company’s relocation policy. The Company will pay for the following items in connection with the Executive’s Relocation to the Vancouver, British Columbia, area (collectively, the “Relocation Fees”):

(i)	the reasonable cost of travel for the Executive and Executive’s immediate family to the Vancouver, British Columbia, area;

(ii)	the reasonable cost of transporting the Executive’s household goods and vehicle to the Vancouver, British Columbia, area;

(iii)	One house hunting trip for the Executive and Executive’s immediate family to the Vancouver, British Columbia, area as per the Company’s relocation policy; and

(b)
In addition, following the Relocation the Executive will receive a flex budget of up to CAD $10,000 (the “Flex Budget”) in accordance with the Company’s Flex Budget Policy for reasonable expenses relating to the relocation but not covered under items (1)(a)(i) and (ii). The Executive must submit receipts for reimbursement in order to use the Flex Budget. The Company will also remit up to 45.8% of the tax due to the Canada Revenue Agency (or comparable US Agency) on the relocation benefits in this Section 3.08 (the “Gross Up Amounts”) on behalf of the Executive, which amount shall itself be grossed-up to account for any taxes associated with the Gross Up Amounts.

(2)    If the Executive terminates the Executive’s employment with the Company other than for Good Reason, or is terminated for Cause, any time within two years following the Effective Date, the Executive agrees to repay to the Company the cost of the Relocation Fees, the Flex Budget and Gross Up Amounts. The Company will provide the Executive with the total amount subject to this Section 3.08(2) within thirty (30) calendar days of the Relocation.

3.09	Temporary Living Provision
The Company will provide the Executive with accommodation in a furnished one bedroom apartment in the Vancouver, British Columbia, area (or in reasonable alternative accommodation), from the grant of the Approvals until Executive’s Relocation, provided the Company’s obligation to provide such accommodation pursuant to this Section 3.09 shall not exceed 60 days.

3.10	Tax/Financial Planning Advice
The Company will pay for the reasonable services of an accountant/financial planner chosen by the Company to assist with the Executive’s financial planning and tax filing in Canada and the USA for the 2014 and 2015 tax filing years.

3.11	Tax Equalization Benefit
With respect to the tax years ending December 31, 2014 and 2015, respectively (the “Two Tax Years”), during which the Executive receives a Base Salary and any payment pursuant to the Bonus Plan (together, the “Compensation”), the Company agrees to tax equalize the Executive as set out below.
(1)    Under the tax equalization scheme, the Company will determine or cause to be determined, for each of the Two Tax Years:

(a)	the total tax paid or payable by the Executive in respect of the Compensation:

(i)
in Canada, including federal and provincial income taxes but excluding employment insurance or Canada Pension Plan remittances, and taking into account any foreign and other tax credits, deductions or other reduction of taxes, charges or payments, whether available under the laws of Canada or any income tax convention or other bilateral or multilateral agreement to which Canada and the United States are then signatories and which the Executive could have claimed in respect of the Compensation; and

(ii)
in the State of California, including state, local and federal income taxes, and taking into account any foreign and other tax credits, deductions or other reduction of taxes, charges or payments, whether available under the laws of the United States, the State of California or any income tax convention or other bilateral or multilateral agreement to which Canada and the United States are then signatories and which the Executive could have claimed in respect of the Compensation (the “Combined Tax Calculation”); and

(b)
the total tax that would have been paid or payable by the Executive in the State of California in respect of the Compensation, had the Executive been employed exclusively and the Compensation been earned entirely in the State of California (the “California Tax Calculation”).

(2)    To the extent that the amount resulting from the Combined Tax Calculation exceeds the amount resulting from the California Tax Calculation, the Company will pay the Executive an amount (the “Tax Equalization Amount”):

(a)
which, in the first of the Two Tax Years, is required to allow the Executive to receive, on an after-tax basis, 100% of the difference between the Combined Tax Calculation and the California Tax Calculation; and

(b)
which, in the second of the Two Tax Years, is required to allow the Executive to receive, on an after-tax basis, 70% of the of the difference between the Combined Tax Calculation and the California Tax Calculation.

(3)    For greater certainty:

(a)
the Executive will be responsible for compliance with all applicable tax laws and regulations, and for the payment of all income and property taxes, custom duties, fees, licences and any other tax imposed on the Executive by any authorities in Canada, the United States or elsewhere;

(b)	the Executive will cooperate with the Company, to the extent required by the Company, in the determination of the Combined and California Tax Calculations; and

(c)
if the Company is required by law to deduct any amount of income tax in respect of any Tax Equalization Amount, the Tax Equalization Amount will be increased as necessary so that, after making all of the required deductions, the Executive receives an amount equal to the sum he would have received had no such deductions been made, on an after-tax basis.

3.12	Expenses
Other than the relocation expenses specifically addressed in this Agreement, the Company will reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by the Executive in the course of the Executive’s employment with the Company, in accordance with the Company’s expense reimbursement policy in effect as at the date the Executive incurs any such expenses. The Executive will provide the Company with appropriate statements and receipts verifying such expenses as the Company may require.
ARTICLE 4 - EXECUTIVE’S COVENANTS

4.01	Full Time Service
The Executive will devote all of the Executive’s time, attention and effort to the business and affairs of the Company, and will well and faithfully serve the Company and will use the Executive’s best efforts to promote the interests of the Company and its Affiliates. The Executive may serve as director of no more than two entities which are unrelated to the Company, provided the Executive receives approval of the Board in advance of accepting any such directorships. The Executive shall not be deemed to violate this Section 4.01 based on any existing directorships, provided such directorships are approved by the Board or the Executive resigns from any such directorships within thirty (30) days of the Board’s official refusal to grant its approval.

4.02	Duties and Responsibilities
The Executive will duly and diligently perform all of the duties assigned to the Executive while in the employ of the Company provided such duties and responsibilities are consistent and commensurate with the Executive’s position as Chief Executive Officer.

4.03	Policies, Rules and Regulations
The Executive will be bound by and will faithfully observe and abide by all of the policies, rules and regulations of the Company from time to time in force which are applicable to senior executives of the Company and which are brought to the Executive’s notice or of which the Executive should reasonably be aware, including but not limited to the Company’s Code of Business Conduct and Ethics and Integrity Line.

4.04	Conflict of Interest
The Executive will refrain from any situation that may create, seem to create, or be perceived to create a conflict between the Executive’s personal interest and the interests of the Company. If the Executive feels that the Executive may have a conflict of interest or a potential conflict of interest, the Executive will disclose the situation to, and obtain approval from, the Board.

4.05	Restrictive Covenants
Effective commencing on the Relocation, the Executive agrees to be bound by the terms and conditions of the Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”) between the Company and the Executive, a copy of which is attached to this Agreement as Schedule A and is incorporated by reference and deemed to be a part of this Agreement.
ARTICLE 5 - TERMINATION

5.01	Termination by the Company
The Company may terminate the Executive’s employment with the Company immediately for Cause (subject to any notice and cure obligations set forth herein) and at any time without Cause by giving no less than thirty (30) days’ notice in writing to the Executive and stipulating the last day of employment (the “Termination Date”).

5.02	Termination by the Executive
The Executive may terminate the Executive’s employment with the Company at any time by giving the Company 30 days’ notice in writing (the “Notice of Resignation Period”). The Company may waive such notice, in whole or in part, in which case the Executive shall only be entitled to (i) payment of the Executive’s Base Salary for the period from the effective date of the waiver of the Notice of Resignation Period to the end of the Notice of Resignation Period; (ii) continued group benefit coverage under Section 3.05, subject to and in accordance with the terms and conditions of the applicable plans, for the period ending the last day of the Notice of Resignation Period; (iii) the value of the Executive’s accrued, unused vacation leave, pro-rated for that portion of the calendar year up to the end of the Notice of Resignation Period; and (iv) any payments or entitlements under the Bonus Plan that the Executive would otherwise receive during the Notice of Resignation Period.

5.03	Payments on Termination Without Cause or for Good Reason
(1)    If the Executive’s employment with the Company is terminated by the Company without Cause, or by the Executive for Good Reason, then the Executive will only be entitled to the following payments and benefits:

(a)
Accrued Compensation. The Company will pay the Executive’s Base Salary accrued and unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time notice of termination is given by the Company or the Executive.

(b)
Bonus Compensation. The Executive shall not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of this Agreement or at law.

(c)
Notice or Pay in lieu/Severance. The Executive will be entitled to eighteen months’ notice or payment of Base Salary (at the rate in effect prior to the event of termination) in lieu, or a combination of notice and payment (the “Severance Payment”) as determined at the election of the Company (which election shall be made by the Company no later than five business days after such termination). Any payment made pursuant to this Section 5.03(1)(c) shall be:

(i)	less any termination or severance pay paid pursuant to the Employment Standards Act, British Columbia,

(ii)	subject to regular and statutory withholdings,

(iii)	paid in equal installments on the Company’s normal paydays beginning on the first regular payday occurring 60 days following the termination date, and

(iv)
for any payment above the minimum required under the Employment Standards Act (British Columbia), contingent upon the Executive’s compliance with all surviving provisions of this Agreement and the Executive’s execution of a full general release in a form acceptable to the Company, releasing all claims, known or unknown, that the Executive may have against the Company arising out of or any way related to the Executive’s employment or termination of employment with Company, other than the Executive’s right to claim for indemnification under any applicable contractual provision or pursuant to the Company’s Certificate of Incorporation or Bylaws, and such release has become effective in accordance with its terms prior to the 60th day following the Termination Date.

(d)
Compliance with Restrictive Covenant Agreement. Any amounts owing to the Executive pursuant to Section 5.03(1)(c) that are above the minimum required under the Employment Standards Act (British Columbia) are paid in consideration of the Executive’s compliance with the Restrictive Covenant Agreement and, accordingly, shall be forfeited if the Executive fails to comply with the Restrictive Covenant Agreement.

(e)	Acceleration of Vesting of Performance Share Units and Stock Options.

(i)	On the Performance Share Vesting Date (as defined in the applicable PSU agreement) the number of PSUs subject to the Executive’s outstanding PSU awards that shall become Vested Performance Shares (as defined in the applicable PSU agreement) shall be determined by multiplying (A) that number of PSUs that would have become Vested Performance Shares had no such termination occurred by (B) a percentage equal to the ratio of the number of full months of the Executive’s service with the Company or any affiliate during the Performance Period (as defined in the applicable PSU agreement) to the number of full months contained in the Performance Period. For purposes of this subsection, termination of the Executive’s service with the Company or any affiliate without Cause shall be considered to have occurred on the date on which any notice of termination given by the Company or any affiliate, as the case may be, is stated to be effective (notwithstanding any statutory, contractual or common law period of notice of termination or compensation in lieu of such notice, to which the Executive may be entitled). For greater certainty, the Executive’s service with the Company or any affiliate shall not include any period following termination of employment during which the Executive is in receipt of, or entitled to receive, statutory, contractual or common law notice of termination or any compensation in lieu of such notice.

(ii)
The vesting of all outstanding stock option awards held by the Executive will automatically accelerate to the extent, and only to the extent, such stock options were scheduled to vest on the next annual vesting date, and any such stock options shall continue to be exercisable for twelve months following such termination, but in no event beyond the maximum permitted expiration date of such stock options.

(iii)
The Executive’s rights regarding any PSU awards and any stock option awards from the Company will be governed by the terms of the Plan and the applicable PSU agreements, stock option agreements, and policies.

(f)
Fair and Reasonable. The parties agree that the provisions of Section 5.03 are fair and reasonable and that the amounts payable by the Company to the Executive or for the Executive’s benefit pursuant to Section 5.03 are reasonable.

(g)
No Other Payments or Benefits. The terms and conditions of this Section 5.03 and the amounts paid and the benefits provided to the Executive hereunder are in full satisfaction of any payments or benefits which the Executive may otherwise have been entitled to receive in relation to the termination of this Agreement and the Executive’s employment hereunder pursuant to the common law and any applicable laws, including, without limitation, the British Columbia Employment Standards Act, the British Columbia Human Rights Code, or any of the Bonus Plan or the Company’s programs, policies, plans, contracts or agreements, whether written or verbal. Upon receipt of the payments and benefits described herein, the Executive will have no action, cause of action, claim or demand against the Company, the Company’s Affiliates or any other person arising out of or in relation to the Executive’s employment under this Agreement or the termination of this Agreement and the Executive’s employment hereunder, other than to enforce the terms of this Agreement and remedy any breach thereof by the Company.

(h)
No Mitigation. The Executive shall not be required to mitigate the amount of any payments provided for under Section 5.03 of this Agreement by seeking other employment nor shall any payment provided for in such Section be reduced by any compensation or remuneration and/or benefits earned by the Executive as a result of employment by another employer or the rendering of services after the date of termination.

5.04	Payments on Termination by Company for Cause
(3)    If the Executive’s employment with the Company is terminated by the Company for Cause, the Executive will only be entitled to receive the following compensation:

(c)
Accrued Base Salary. The Company will pay the Executive’s Base Salary accrued but unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time the notice of termination is given.

(d)
Accrued Expenses. The Company will reimburse the Executive for any business expenses reasonably incurred by the Executive up to and including the Termination Date in accordance with the Company's normal expenses policy applicable to the Executive at that time.

(e)
Bonus Compensation. The Executive shall not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of the Agreement.

(f)
Performance Share Units and Stock Options. The Executive’s rights regarding the Restricted Stock Bonus, the 2014 Option Award, the 2014 PSU Award, and any other PSUs or stock options awards will be governed by the terms of the Plan and the applicable PSU agreements, stock option agreements, and policies.

5.05	Fair and Reasonable
The Executive acknowledges and agrees that the payments and/or benefits pursuant to this Article 5 will be in full satisfaction of all terms or requirements regarding termination of the Executive’s employment, including without limitation common law notice of termination or compensation in lieu of such notice and compensation for length of service and any other entitlement pursuant to the British Columbia Employment Standards Act as amended from time to time. Except as expressly provided in this Article 5, the Executive will not be entitled to any termination payments, damages, or compensation whatsoever.

5.06	Return of Property
Upon termination of the Executive’s employment with the Company, the Executive will deliver or cause to be delivered to the Company promptly all books, documents, money, securities or other property of the Company that are in the possession, charge, control or custody of the Executive.

5.07	Resignation as Director and Officer
Upon any termination of the Executive’s employment under this Agreement, the Executive will be deemed to have resigned as a director and officer of all Affiliates of the Company contemporaneously with the date of termination of the Executive’s employment for any reason and will immediately, on request of the Company, sign forms of resignation indicating the Executive’s resignation as a director and officer of the Company and any Affiliates of the Company and of any other entities of which the Executive occupies similar positions as part of or in connection with the performance by the Executive of the Executive’s duties under this Agreement, if applicable.

5.08	Provisions which Operate Following Termination
Notwithstanding any termination of the Executive’s employment under this Agreement for any reason whatsoever and with or without cause, all provisions of this Agreement necessary to give efficacy thereto, including without limitation the Restrictive Covenant Agreement, will continue in full force and effect following such termination.
ARTICLE 6 - MISCELLANEOUS

6.01	Application of Section 409A.
(5)    Notwithstanding anything set forth in this Agreement to the contrary, no amount payable upon the termination of Executive’s employment with the Company pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
(6)    The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.
(7)    Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (a) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (b) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(8)    For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

6.02	Deductions
The Company will deduct all statutory deductions and any amounts authorized by the Executive from any amounts to be paid to the Executive under this Agreement.

6.03	Entire Agreement
This Agreement, including the Schedules to this Agreement, the Bonus Plan, the Plan, and the Restrictive Covenant Agreement, the Company’s standard stock option agreement and the Company’s standard PSU award agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement and any rights which the Executive may have by reason of any such prior agreements. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

6.04	Severability
If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.

6.05	Amendments and Waivers
No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

6.06	Notices
Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail, or by electronic means of communication addressed to the recipient as follows:
To the Company:
lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, BC
V6J 1C7
Attention: Director of Legal

with a copy to:

DLA Piper LLP (US)
701 Fifth Avenue, Suite 7000
Seattle, Washington 98104
Attn: Michael Hutchings
Fax: (206) 839-4801
Email: michael.hutchings@dlapiper.com

To the Executive:
Laurent Potdevin

with a copy to:
Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Attn: Michael Lasky
Fax: (212) 621-0918
Email: mlasky@dglaw.com

or such other address, individual or electronic communication number as may be designated by notice given by either party to the other, which shall include the Executive’s primary residence following the Relocation.

6.07	Governing Law/Venue
Before the Relocation, this Agreement will be governed by and construed in accordance with the laws of Delaware. After the Relocation, this Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each party consents to the jurisdiction and venue of the courts in Vancouver, British Columbia, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.
Yours truly,
lululemon athletica inc.

By:	By: /s/ MICHAEL CASEY
Lead Director of the Board of Directors

SIGNED, SEALED AND DELIVERED in the presence of:

/s/ LAURENT POTDEVIN
Witness Signature		Laurent Potdevin